Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 21, 2023, relating to the financial statements of Mangoceuticals, Inc., appearing in the Prospectus dated March 20, 2023 (relating to the initial public offering), filed by the Company, pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Company’s registration statement No. 333-269240 on Form S-1.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas
April 18, 2023